SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                 AMENDMENT NO. 8
                                       TO
                                   SCHEDULE TO
                  TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)
           OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                             -----------------------

                               CII FINANCIAL, INC.
                      (Name of subject companies (issuer))

                         CII FINANCIAL, INC., as issuer
            (Names of filing persons (identifying status as offeror,
                            issuer or other person))
                             -----------------------

                   7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                  DUE SEPTEMBER 15, 2001 OF CII FINANCIAL, INC.
                         (Title of Class of Securities)
                             -----------------------

                                    12551LAB7
                      (CUSIP Number of Class of Securities)

                             David Sonenstein, Esq.
                                 General Counsel
                              2716 North Tenaya Way
                               Las Vegas, NV 89128
                            Telephone: (702) 242-7046
                     (Name, address and telephone number of
                      person authorized to receive notices
                         and communications on behalf of
                                 filing persons)
                                   Copies to:

                            Stephen P. Farrell, Esq.
                              Howard A. Kenny, Esq.
                           Morgan, Lewis & Bockius LLP
                                 101 Park Avenue
                            New York, New York 10178
                            Telephone: (212) 309-6000

                            CALCULATION OF FILING FEE
           Transaction Valuation (1)              Amount of Filing Fee
               $47,059,000                                $12,424

(1)Pursuant to Rule 457(f)(2) under the Securities Act of 1933, this amount is based upon the book value of the $47,059,000 aggregate principal amount of the 7 1/2% convertible subordinated debentures due September 15, 2001, that may be received in the exchange offer.

[  X ] Check  box if any part of the fee is  offset  as  provided  by Rule  0-11
   (a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $12,424
Form or Registration No.:  Form S-4 (File No. 333-52726)
Filing Party:  CII Financial, Inc.
Date Filed:  December 26, 2000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[      ] third party tender offer subject to Rule 14d-1.
[  X   ] issuer tender offer subject to Rule 13e-4.
[      ] going private transaction subject to Rule 13e-3.
[      ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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


                                  INTRODUCTION

         This Amendment No. 7 to a Tender Offer Statement on Schedule TO relates to the offer by CII Financial, Inc., a California corporation ("CII Financial"), to exchange up to $47,059,000 of the outstanding 7 1/2% convertible subordinated debentures due September 15, 2001 ("Debentures"), of CII Financial, Inc., (or such lesser number as are properly tendered) for new senior debentures or cash, upon the terms and subject to the conditions set forth in CII Financial's Registration Statement on Form S-4 (File No. 333-52726) filed with the Securities and Exchange Commission on December 26, 2000, and as amended on February 5, 2001, March 1, 2001 and March 30, 2001 (the "Registration Statement").

         The information in the Registration Statement and the exhibits thereto are incorporated herein by reference in this Schedule TO in answer to some of the items required in this Schedule TO.

         CII Financial hereby amends and supplements the Schedule TO as follows:

ITEM 12.      Materials to be filed as Exhibits.

(a)(21)*   Press Release Issued by the Company on April 13, 2001.

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*Previously filed with the Securities and Exchange Commission.

                                  SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    April 13, 2001
                                  CII FINANCIAL, INC.


                                  By:  /s/ Kathleen M. Marlon
                                       -----------------------
                                       Name:   Kathleen M. Marlon
                                       Title:  President, Chief Executive
                                               Officer and Chairman

                                INDEX TO EXHIBITS

Exhibit
Number                                              Exhibit
------                                              -------

(a)(21)*   Press Release Issued by the Company on April 13, 2001.

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*Previously filed with the Securities and Exchange Commission.